Exhibit 99.1

Boot Barn Chief Operating Officer Greg Hackman Plans to Retire

IRVINE, California – March 31, 2023 – Boot Barn Holdings, Inc. (NYSE: BOOT) today announced that Gregory V. Hackman, Executive Vice President, Chief Operating Officer, plans to retire later this year. He will continue with the company until his retirement date, currently estimated for June, and transition his responsibilities to other Company executives.

Jim Conroy, President and Chief Executive Officer, commented “I would like to extend my heartfelt gratitude to Greg for his eight years with Boot Barn. Greg joined Boot Barn as our CFO in 2015, shortly after our IPO, and continued to take on more functional responsibilities before being promoted to EVP, Chief Operating Officer in 2021. During his tenure, our store count increased from 150 stores to nearly 350 stores, and our revenue has grown by more than $1 billion. He has had a profound impact on the evolution of the company and more importantly on the personal and career development of many executives. Greg intends to retire in June of this year after completing the transition of his responsibilities to other executives within the company. Greg will leave a lasting legacy on Boot Barn, his team and on me personally.”

Mr. Hackman said, “I am very grateful that I was able to conclude my retail career at Boot Barn and feel fortunate to have had the opportunity to partner with Jim in leading one of the fastest growing retail brands in the country. I will miss the company and the entire team but will reflect on my eight years with Boot Barn fondly.”

Mr. Hackman has been Boot Barn’s Executive Vice President and Chief Operating Officer since November 2021. He previously served as Executive Vice President, Chief Operating Officer, and Chief Financial Officer from August 2020 through October 2021, and as Chief Financial Officer and Secretary from January 2015 through August 2020.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 345 stores in 43 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Investor Contact:

ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com

or

Company Contact:

Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489
Vice President, Investor Relations & Financial Planning
BootBarnIRMedia@bootbarn.com